Sharing Services Contractor Agreement

THIS AGREEMENT ("Agreement") is entered into on April 26, 2018 between Sharing Services, Inc. ("Company"), with its principal place of business located at 1700 Coit Road suite 100 Plano, Texas, 75075 and Jordan Brock ("Contractor"), with his principal place of business located at 908 Sir Constantine Dr. Lewisville, TX 75056 and shall be effective as of April 1, 2018 (the "Effective Date").

RECITALS

WHEREAS, Contractor is capable of performing certain Marketing and Management services (Contractor Services) on behalf of Company,

WHEREAS, in connection with the performance of Contractor Services, Company desires to utilize Contractor, and Contractor desires to perform such services on behalf of Company as set forth herein.

NOW, THEREFORE, Company and Contractor agree as follows:

1. Scope of Services

Contractor will perform such Contractor services for Company

2. Price and Payment Terms

Company will pay Contractor for his Work on a monthly basis via direct deposit, the sum of

\$10,000 per month payable on the 15th of each month.

3. Term and Termination

Unless terminated as provided herein, this Agreement will extend to and terminate upon completion of Contractor's Work or conversion to a full time employee.

4. Intellectual Property Ownership

All work or services provided by Contractor under this Agreement will be deemed to be "work made for hire" and owned exclusively by Company. To the extent that Contractor's Work is not properly characterized as "work made for hire," Contractor hereby irrevocably grants to Company all right, title and interest in and to Contractor's Work (including but not limited to the copyright therein), and any and all ideas and information embodied therein, in perpetuity and throughout the world.

5. Confidential Information

A. All information relating to Company and/or Company Clients that is known to be confidential or proprietary, or which is clearly marked as such, will be held in confidence by Contractor and will not be disclosed or used by Contractor except to the extent that such disclosure or use is reasonably necessary to the performance of Contractor's Work.

B. All information relating to Contractor that is known to be confidential or proprietary, or which is clearly marked as such, will be held in confidence by Company and will not be disclosed or used by Subcontract except to the extent that such disclosure or use is reasonably necessary to the performance of Contractor's duties and obligations under this Agreement.

C. These obligations of confidentiality will extend for a period of 2 years after the termination of this agreement, but will not apply with respect to information that is independently developed by the parties, lawfully becomes a part of the public domain, or of which the parties gained knowledge or possession free of any confidentiality obligation.

6. Non-Solicitation

A. Contractor agrees that during the period of engagement and for a period of twelve (12) months thereafter, Contractor will not, directly or indirectly, and in any capacity whatsoever, perform or solicit the performance of service which are similar to or competitive with services of the type performed or offered by resources provided to Company Clients t: (i) any client of Company or (ii) any current Company prospect of Company Clients for whom Contractor directly or indirectly assisted in the preparation or submission of a proposal/candidate made by Company to such client prospect during the one-year period preceding Contractor's cessation of work.

B. Contractor further agrees that during said period Contractor will not, directly or indirectly, solicit or hire any employee of Company to work for any person, partnership or entity other than Company.

7. Contractor Warranties

Contractor warrants that it has the knowledge, experience and skill to perform the Work, and that it will perform the Work according to the specifications described in this Agreement in a professional and workmanlike manner. Contractor warrants that the performance of Contractor's Work will not result in the infringement of any patent, copyright, trade secret, or other proprietary right of any third person.

9. Limitation of Liability and Indemnification

Neither party will be liable to the other for special, indirect or consequential damages incurred or suffered by the other arising as a result of or related to Contractor's Work, whether in contract, tort, or otherwise, even if the other has been advised of the possibility of such loss or damages. Contractor will indemnify and hold Company harmless against any claims incurred by Company arising out of or in conjunction with Contractor's breach of this Agreement, as well as all costs, expenses and attorneys' fees incurred therein.

10. Employee Solicitation/Hiring

During the period of this agreement and for twelve (12) months thereafter, neither party will directly or indirectly solicit or offer employment to or hire any employee, former employee, Contractor, or former Contractor of the other. The terms "former employee" and "former Contractor" will include only those employees or Contractors of either party who were employed or utilized by that party on the Effective Date of this Agreement.

11. Non-assignment

Neither party will assign this Agreement, in whole or in part, without the prior written consent of the other party. This Agreement will inure to the benefit of, and be binding upon the parties hereto, together with their respective legal representatives, successors, and assigns, as permitted herein.

13. Arbitration

Any dispute arising under this Agreement will be subject to binding arbitration by a single Arbitrator with the American Arbitration Association (AAA), in accordance with its relevant industry rules, if any. The parties agree that this Agreement will be governed by and construed and interpreted in accordance with the laws of the State of Texas. The arbitration will be held in Collin County, Texas. The Arbitrator will have the authority to grant injunctive relief and specific performance to enforce the terms of this Agreement. Judgment on any award rendered by the Arbitrator may be entered in any Court of competent jurisdiction.

14. Attorneys' Fees

If any litigation or arbitration is necessary to enforce the terms of this Agreement, the prevailing party will be entitled to reasonable attorneys' fees and costs.

15. Severability

If any term of this Agreement is found to be unenforceable or contrary to law, it will be modified to the least extent necessary to make it enforceable, and the remaining portions of this Agreement will remain in full force and effect.

16. Force Majeure

Neither party will be held responsible for any delay or failure in performance of any part of this Agreement to the extent that such delay is caused by events or circumstances beyond the delayed party's reasonable control.

17. No Waiver

The waiver by any party of any breach of covenant will not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be in writing, and signed by the party waiving its rights. This Agreement may be modified only by a written instrument executed by authorized representatives of the parties hereto.

18. Entire Agreement

This Agreement together with any attachments referred to herein constitutes the entire agreement between the parties with respect to its subject matter, and supersedes all prior agreements, proposals, negotiations, representations or communications relating to the subject matter. Both parties acknowledge that they have not been induced to enter into this Agreement by any representations or promises not specifically stated herein.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives.

Sharing Services, Inc

Signature

Frank Walters

Printed Name

CFO

Title

4/27/18

Date

Jordan Brock

Signature

Jordan Brock

Printed Name

4/27/18

Date